Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals, Inc. Reports Fourth Quarter and Full Year 2017 Results

— Record 2017 revenue of $237 million —

—Q4 2017 net income of $0.58 per diluted share and Adjusted Non-GAAP net income of $1.00 per diluted share —

— FY 2017 net income of $3.27 per diluted share and Adjusted Non-GAAP net income of $4.34 per diluted share —

— Agreed on path forward with the FDA for an additional clinical trial for RYANODEX for Exertional Heat Stroke —

WOODCLIFF LAKE, N.J.— February 26, 2018—Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced its financial results for the three- and twelve-months ended December 31, 2017. Highlights of and subsequent to the fourth quarter of 2017 include:

Business and Recent Highlights:

•                 Agreed on a path forward with the FDA for RYANODEX® for EHS and plans to conduct an additional clinical trial in August 2018 during the Hajj pilgrimage, similar to the Eagle study conducted during the Hajj in 2015;

•                 Completed randomization of 600 subjects in the fulvestrant clinical study ahead of schedule during the first quarter of 2018;

•                 Filed an ANDA for Eagle’s first of two ANDA product candidates in 2018; awaiting FDA acceptance;

•                 Settled $48mm in potential Arsia milestone obligations in exchange for $15 million in cash, for a total investment in Eagle Biologics of $45 million.

Financial Highlights:

Fourth Quarter 2017

•                  Total revenue for the fourth quarter of 2017 was $46.8 million, compared to $81.1 million in the fourth quarter of 2016, which included $40 million in license and other income;

•                  Q4 2017 income before income tax provision was $9.9 million compared to $28.3 million in Q4 2016;

•                  Q4 2017 net income was $9.1 million, or $0.61 per basic and $0.58 per diluted share, compared to net income of $57.3 million, or $3.75 per basic and $3.52 per diluted share in Q4 2016;

•                  Q4 2017 Adjusted Non-GAAP net income was $15.6 million, or $1.05 per basic and $1.00 per diluted share, compared to Adjusted Non-GAAP net income of $17.2 million, or $1.12 per basic and $1.05 per diluted share in the prior year quarter.

Full Year 2017

•                  Total revenue for the twelve months ending December 31, 2017 grew 25% to $236.7 million, compared to $189.5 million in 2016;

•                  2017 income before income tax provision was $72.9 million, compared to $53.4 million in 2016;

•                  2017 net income was $51.9 million, or $3.44 per basic and $3.27 per diluted share, compared to a net income of $81.5 million, or $5.24 per basic and $4.96 per diluted share in 2016;

•                  2017 income tax expense was $21 million, compared to an income tax benefit of $28 million in 2016;

•                  2017 Adjusted Non-GAAP net income was $69.0 million, or $4.57 per basic and $4.34 per diluted share, compared to Adjusted Non-GAAP net income of $45.9 million, or $2.96 per basic and $2.79 per diluted share in 2016.  For a full reconciliation of Adjusted Non-GAAP net income to the most comparable GAAP financial measures, please see the tables at the end of this press release;

•                  2017 EBITDA was $96.2 million, compared to $63.9 million in 2016;

•                  At year end, Eagle had completed its $75 million Share Repurchase Program authorized in August 2016 and purchased an additional $5.8 million in Eagle common stock as part of its expanded $100 million share buyback program;

•                  Cash and cash equivalents were $114.7 million, accounts receivable were $53.8 million, and debt was $48.8 million as of December 31, 2017; and,

•                 2018 Expense Guidance:

•                 R&D expense is expected to be in the range of $46 - $50 million ($39 - $43 million on a non-GAAP basis)

•                 SG&A expense is expected to be in the range of $61 - $64 million ($45 - $48 million on a non-GAAP basis).

“Eagle had another record year in 2017, with revenue of $237 million and EBITDA of $96 million.  We are excited about our positive meeting with the FDA that will enable us to advance RYANODEX for EHS, and are planning to conduct another clinical study at the Hajj in August of this year. And, our fulvestrant study randomization has now been completed ahead of schedule with 600 subjects.  Pending positive data, we remain on track to file an NDA during the fourth quarter of 2018,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.

“Importantly, we filed an ANDA for our first of two assets earlier this year and intend to file another during the second half of 2018. Combined branded sales for these assets are approximately $500 million, representing another significant opportunity to create value for patients and shareholders,” added Tarriff.

“We remain focused on developing best-in-class injectables and driving value for shareholders. Given the strength of our pipeline and multiple upcoming catalysts in 2018, we believe we are well-positioned to continue to deliver strong results this year,” concluded Tarriff.

Fourth Quarter 2017 Financial Results

Total revenue for the three months ended December 31, 2017 was $46.8 million, as compared to $81.1 million for the three months ended December 31, 2016.  A summary of total revenue is outlined below:

	Three Months Ended December 31,
	2017	2016

Revenue:
Product sales	$10,432	$9,080
Royalty income	36,353	32,015
License and other income	—	40,046
Total revenue	46,785	81,141

Product sales were $10.4 million, driven by increases in Bendeka and Ryanodex, partially offset by a decrease in Argatroban. Royalty income increased to $36.4 million, as a result of the increased market share on Teva sales of Bendeka, as well as an increase in the royalty rate from 20% to 25%.

Research and development expenses decreased $6.8 million to $9.4 million for the three months ended December 31, 2017, compared to $16.2 million in the prior year quarter. The decrease was largely due to lower levels of API purchases.

SG&A expenses decreased $4.2 million to $13.4 million in the fourth quarter of 2017 compared to $17.5 million in the three months ended December 31, 2016. The decrease was due to the expiration of the Spectrum promotion contract at the end of June 2017, as well as a reduction in marketing expenses.  These reductions were partially offset by the increase in personnel-related expenses associated with the expansion of our sales force in the second quarter of 2017.

During the fourth quarter of 2017, Eagle recorded a tax expense of $854,000, compared to a tax benefit of $29 million during the fourth quarter of 2016.  The tax provision in the fourth quarter of 2017 was decreased by the recognition of federal R&D tax credits, offset in part by an adjustment to Eagle’s net deferred tax asset to reflect the impact of the recently enacted federal tax reform legislation.  The tax provision in the fourth quarter of 2016 was impacted by Eagle’s reversal of the valuation allowance against the Company’s net deferred tax asset.

Net income for the fourth quarter was $9.1 million, or $0.61 per basic share and $0.58 per diluted share, compared to net income of $57.3 million, or $3.75 per basic and $3.52 per diluted share in the three months ended December 31, 2016, due to the factors discussed above.

Adjusted Non-GAAP net income for the fourth quarter of 2017 was $15.6 million, or $1.05 per basic and $1.00 per diluted share, compared to Adjusted Non-GAAP net income of $17.2 million or $1.12 per basic and $1.05 per diluted share in the prior year quarter. For a full reconciliation of Adjusted Non-GAAP net income to the most comparable GAAP financial measures, please see the tables at the end of this press release.

Full Year 2017 Financial Results

Total revenue for the year ended December 31, 2017 was $236.7 million, as compared to $189.5 million for the year ended December 31, 2016.  A summary of total revenue is outlined below:

	Year Ended December 31,
	2017	2016

Revenue:
Product sales	$45,327	$40,646
Royalty income	153,880	99,040
License and other income	37,500	49,796
Total revenue	236,707	189,482

The increase in product sales in 2017 was driven primarily by the growth in Ryanodex sales. Royalty income increased by $54.8 million to $153.9 million in 2017 from $99.0 million in 2016, due to increased sales of Bendeka and an increase in the royalty rate from 20% to 25%. License and other income reflects payments received for achieving certain contractual milestones in connection with the Company’s Bendeka licensing agreement with Teva, as well as an upfront payment associated with the SymBio collaboration covering Japanese rights for bendamustine hydrochloride ready-to-dilute and rapid infusion injection products.

Gross margin expanded to 76% in 2017, as compared to 71% in 2016.

R&D expense increased to $32.6 million in 2017, compared to $28.3 million in 2016 as a result of development efforts to advance multiple product candidates. Excluding stock-based compensation and other non-cash and non-recurring items, 2017 R&D expense was $27.6 million.

SG&A expenses increased by $18.1 million to $71.4 million in 2017, compared to $53.3 million in 2016. The increase in SG&A expenses related primarily to: (i) increases in personnel-related expenses due to the expansion of our sales force in the second quarter of 2017; (ii) marketing expenses associated with pre-launch EHS disease state awareness initiatives; (iii) increased external legal expenses; and (iv) staff additions incurred to support expansion of the Company.  These increases were partially offset by the expiration of the Spectrum promotion contract at the end of June 2017.  Excluding stock-based compensation and other non-cash and non-recurring items, 2017 SG&A expense was $56.9 million.

For the full year, the Company recorded a tax expense of $21 million, compared to a benefit of $28 million in 2016.   The tax provision in 2017 was decreased by the recognition of federal R&D tax credits and the impact of employee stock option exercises.  These decreases were partially offset by an adjustment to Eagle’s net deferred tax asset to reflect the impact of the recently enacted federal tax reform legislation.  The tax provision in 2016 was impacted by a reversal of a valuation allowance which had been carried against the Company’s net deferred tax assets.  We anticipate that changes to the corporate tax code will positively impact Eagle’s tax expense beginning in 2018.

Net income for the year ended December 31, 2017 was $51.9 million or $3.44 per basic and $3.27 per diluted share as compared to net income of $81.5 million or $5.24 per basic and $4.96 per diluted share for the year ended December 31, 2016, as a result of the factors discussed above.

Adjusted Non-GAAP net income for 2017 was $69.0 million, or $4.57 per basic and $4.34 per diluted share, compared to Adjusted Non-GAAP net income of $45.9 million, or $2.96 per basic and $2.79 per diluted share in 2016.

Liquidity

As of December 31, 2017, the Company had $114.7 million in cash and cash equivalents and $53.8 million in net accounts receivable, $40.0 million of which was due from Teva.  In 2017, net cash provided by operating activities, excluding the increase in net accounts receivable, was $70.5 million. The Company had $48.8 million in outstanding debt.

As part of our stock repurchase plan, in 2017, we completed our $75 million Share Repurchase Program authorized in August 2016, and purchased an additional $5.8 million in Eagle common stock as part of our expanded $100 million share buyback program.

2018 Expense Guidance

2018 R&D expense is expected to be in the range of $46 - $50 million.  This reflects ongoing expenses for the enrollment of fulvestrant and Ryanodex EHS clinical trials, as well as CMC outlays in expectation of the 2019 launch of fulvestrant, if approved.  Excluding stock-based compensation and other non-cash and non-recurring items, R&D expense would be in the range of $39 - $43 million.

2018 SG&A expense is expected to be in the range of $61 - $64 million. Excluding stock-based compensation and other non-cash and non-recurring items, SG&A expense would be in the range of $45 - $48 million.

Conference Call

As previously announced, Eagle management will host its fourth quarter and full year 2017 conference call as follows:

Date	Monday, February 26, 2018

Time	8:30 A.M. EST

Toll free (U.S.)	866-518-6930

International	203-518-9797

Webcast (live and replay)	www.eagleus.com, under the “Investor Relations” section

A replay of the conference call will be available for one week after the call’s completion by dialing 800-677-7320 (US) or 402-220-0666 (International) and entering conference call ID EGRXQ417. The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA’s 505(b)(2) regulatory pathway. Additional information is available on the Company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the Company’s plans for gaining approval of the label expansion of RYANODEX to treat EHS patients and other indications, including the ongoing discussions with the FDA relating thereto, the planned clinical study of RYANODEX for the treatment of EHS at the Hajj, and the outcome of such discussions; the Company’s plans for the development of fulvestrant; the Company’s ability to deliver value in 2018 and over the long term; and the Company’s timing and ability to repurchase additional shares of the Company’s common stock, if any, under its share repurchase program. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: whether the Company will incur unforeseen expenses or liabilities or other market factors; whether the FDA will ultimately approve RYANODEX for the treatment of EHS and/or other indications; whether the Company can continue to make progress with the development of fulvestrant; whether the FDA will ultimately approve Eagle’s ANDA submission; fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources, all of which may affect the Company’s long-term performance and the share repurchase program; the success of our commercial relationship with Teva and AMRI and the parties’ ability to work effectively together; whether Eagle and Teva will successfully perform their respective obligations under the license agreement; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of our products or that may have an impact on any of our products; successful compliance with the FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions; the strength and enforceability of our intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended December  31, 2017, to be filed with the U.S. Securities and Exchange Commission (SEC) on February 26, 2018 and its other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Non-GAAP Financial Performance Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted net income and adjusted earnings per share from continuing operations attributable to Eagle Pharmaceuticals. The Company believes these measures provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.

Adjusted net income from continuing operations excludes share-based compensation expense, depreciation, amortization of acquired intangible assets, changes in contingent purchase price, non-cash interest expense and tax adjustments. The Company believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results and understanding projected operating performance. Non-GAAP financial measures provide the Company and its investors with an indication of the Company’s baseline performance before items that are considered by the Company not to be reflective of the Company’s ongoing results. See the attached Reconciliation of GAAP to Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Earnings per Share and Reconciliation of GAAP to Adjusted Non-GAAP EBITDA for explanations of the amounts excluded and included to arrive at adjusted net income and adjusted earnings per share amounts, and Adjusted non-GAAP EBITDA amounts, respectively, for the three and twelve month periods ended December 31, 2017 and 2016.

These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly-filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

— Financial tables follow —

EAGLE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$114,657	$52,820
Accounts receivable, net	53,821	42,194
Inventories	5,118	2,739
Prepaid expenses and other current assets	15,101	11,357
Total current assets	188,697	109,110
Property and equipment, net	6,820	3,316
Intangible assets, net	23,322	33,372
Goodwill	39,743	39,743
Deferred tax asset, net	11,354	28,643
Other assets	124	136
Total assets	$270,060	$214,320
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,981	$14,716
Accrued expenses	15,391	25,237
Current portion of contingent consideration	15,055	1,012
Current portion of long-term debt	4,875	—
Total current liabilities	47,302	40,965
Contingent consideration, less current portion	709	22,129
Long-term debt, less current portion	42,905
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of December 31, 2017 and 2016	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 16,089,439 and 15,890,862 issued as of December 31, 2017 and 2016, respectively	16	16
Additional paid in capital	233,639	213,872
Retained earnings (Accumulated deficit)	26,284	(25,659)
Treasury stock, at cost, 1,241,695 and 566,838 shares as of December 31, 2017 and 2016, respectively	(80,795)	(37,003)
Total stockholders’ equity	179,144	151,226
Total liabilities and stockholders’ equity	$270,060	$214,320

EAGLE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)
Revenue:
Product sales	$10,432	$9,080	$45,327	$40,646
Royalty revenue	36,353	32,015	153,880	99,040
License and other income	—	40,046	37,500	49,796
Total revenue	46,785	81,141	236,707	189,482
Operating expenses:
Cost of product sales	9,224	9,836	33,714	35,785
Cost of royalty revenue	4,483	8,983	23,472	19,521
Research and development	9,409	16,164	32,607	28,289
Selling, general and administrative	13,351	17,542	71,416	53,329
Gain on sale of asset	—	—	—	(1,750)
Asset impairment charges	—	—	7,235	—
Changes in fair value of contingent consideration	(1,773)	330	(7,377)	957
Legal settlement	1,650	—	1,650	—
Total operating expenses	36,344	52,855	162,717	136,131
Income from operations	10,441	28,286	73,990	53,351
Interest income	39	8	91	84
Interest expense	(542)	(2)	(1,136)	(8)
Total other (expense) income	(503)	6	(1,045)	76
Income before income tax (provision) benefit	9,938	28,292	72,945	53,427
Income tax (provision) benefit	(854)	29,009	(21,002)	28,026
Net income	$9,084	$57,301	$51,943	$81,453
Earnings per share attributable to common stockholders:
Basic	$0.61	$3.75	$3.44	$5.24
Diluted	$0.58	$3.52	$3.27	$4.96
Weighted average number of common shares outstanding:
Basic	14,890,615	15,293,493	15,102,890	15,533,681
Diluted	15,565,236	16,301,525	15,908,211	16,434,104

EAGLE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$51,943	$81,453
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	17,289	(30,116)
Depreciation expense	932	641
Amortization expense	2,815	948
Stock-based compensation	15,429	9,768
Change in fair value of contingent consideration	(7,377)	957
Amortization of debt issuance costs	222	—
Gain on sale of diclofenac-misoprostol	—	(1,750)
Asset impairment charge	7,235	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(11,627)	(15,919)
(Increase) decrease in inventory	(2,379)	12,303
Decrease (increase) in prepaid expenses and other assets	1,993	(9,430)
(Decrease) increase in accounts payable	(8,460)	10,668
Decrease in deferred revenue	—	(6,000)
Decrease (increase) in accrued expenses and other liabilities	(9,096)	(316)
Net cash provided by operating activities	58,919	53,207
Cash flows from investing activities:
Purchase of property and equipment	(4,436)	(1,590)
Purchase of short term investments	—	(62,000)
Maturities of short term investments	—	62,000
Payment for Docetaxel acquisition	—	(4,850)
Payment for Ryanodex intangible asset	(750)	(14,250)
Purchase of Eagle Biologics, net of cash acquired	—	(26,860)
Proceeds from sale of diclofenac-misoprostol	—	1,750
Net cash used in investing activities	(5,186)	(45,800)
Cash flows from financing activities:
Repurchases of common stock	(43,792)	(37,003)
Payment of contingent consideration	—	(286)
Proceeds from debt issuance	50,000	—
Payment of debt principal	(1,250)	—
Payment of debt financing costs	(1,192)	—
Proceeds from common stock option exercise	4,338	3,619
Net cash provided by (used in) financing activities	8,104	(33,670)
Net increase (decrease) in cash	61,837	(26,263)
Cash and cash equivalents at beginning of period	52,820	79,083
Cash and cash equivalents at end of period	$114,657	$52,820

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$10,542	$2,800
Interest	$651	$8
Non-cash investing activities
Value of common stock issued for the Eagle Biologics acquisition	$—	$3,046
Non-cash financing activities
Contingent consideration - business acquisition	$—	$22,470

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET INCOME AND

ADJUSTED NON-GAAP EARNINGS PER SHARE

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net income from operations - GAAP	$9,084	$57,301	$51,943	$81,453

Before tax adjustments:
Cost of product revenues:
Amortization of acquired intangible assets (1)	276	284	1,194	746
Gain on sale of asset (2)				(1,750)
Research and development:
Share-based compensation expense	986	876	3,942	2,914
Depreciation	74		74
Expense of acquired in-process research & development	1,000		1,000
Selling, general and administrative:
Share-based compensation expense	2,824	1,353	11,487	6,853
Amortization of acquired intangible assets (3)	405	203	1,620	203
Depreciation	201	180	858	640
Debt issuance costs		—	286	—
Severance	268		268
Other:
Non-cash interest expense	94	1	238	8
Changes in fair value of contingent consideration (4)	(1,774)	330	(7,378)	957
Asset impairment charge	—		7,235	—
Legal Settlement	1,650		1,650

Tax adjustments (5)	536	(43,370)	(5,368)	(46,103)

Adjusted Non-GAAP net income	$15,624	$17,158	$69,049	$45,921

Adjusted Non-GAAP earnings per share
Basic	$1.05	$1.12	$4.57	$2.96
Diluted	$1.00	$1.05	$4.34	$2.79
Weighted number of common shares outstanding:
Basic	14,890,615	15,293,493	15,102,890	15,533,681
Diluted	15,565,236	16,301,525	15,908,211	16,434,104

Explanation of Adjustments:

(1)         Amortization of intangible assets for Ryanodex and Docetaxel

(2)         Gain on divestiture of diclofenac-misoprostol

(3)         Amortization of intangible assets for Eagle Biologics

(4)         Changes in the fair value of contingent consideration (Docetaxel and Eagle Biologics)

(5)         Reflects the estimated tax effect of the pretax adjustments, $3.4 million of tax expense from U.S. tax reform which is reflected in fourth quarter of 2017, and the reversal of a tax valuation allowance in the fourth quarter of 2016

EAGLE PHARMACEUTICALS

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP EBITDA

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net income from operations - GAAP	$9,084	$57,301	$51,943	$81,453

Add back:
Interest expense (income), net	502	(6)	1,045	(76)
Provision for income taxes	854	(29,009)	21,002	(28,026)
Depreciation and amortization	956	667	3,746	1,589

Add back:
Stock-based compensation	3,811	2,229	15,429	9,768
Changes in fair value of contingent consideration	(1,774)	330	(7,378)	957
Debt issuance costs			286	—
Asset impairment charges			7,235	—
Gain on sale of asset			—	(1,750)
Expense of acquired in-process research & development	1,000		1,000
Severance	268		268
Legal Settlement	1,650		1,650

Adjusted Non-GAAP EBITDA	$16,351	$31,512	$96,226	$63,915